EXHIBIT 10.1

Execution Copy

FINANCING AGREEMENT

dated as of February 21, 2012

between

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

and

The UNITED STATES OF AMERICA,

represented by the SECRETARY OF TRANSPORTATION acting through the

ADMINISTRATOR of the FEDERAL RAILROAD ADMINISTRATION

Thirty (30) General Electric ES44AC Locomotives

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ii

EXHIBITS

Exhibit A	Form of Guaranty
Exhibit B	Project Description
Exhibit C	Form of Draw Certificate
Exhibit D	Form of Note, with Loan Amortization Schedule
Exhibit E	Form of Security Agreement
Exhibit F	Form of Non-Possessory Pledge
Exhibit G	Form of KCSM Lease
Exhibit H	Form of Lien Subordination Acknowledgement
Exhibit I	Form of Mexico Lien Opinion

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FINANCING AGREEMENT

THIS FINANCING AGREEMENT is made and entered into on this 21st day of February, 2012, in Washington, D.C., by and between the UNITED STATES OF AMERICA, represented by the SECRETARY OF TRANSPORTATION acting through the ADMINISTRATOR of the FEDERAL RAILROAD ADMINISTRATION (“Administrator” or “Lender”), and THE KANSAS CITY SOUTHERN RAILWAY COMPANY, a Missouri corporation (“Borrower”).

RECITALS

WHEREAS, the Secretary is authorized, pursuant to the Act, to provide financial assistance for purposes consistent with the Act as may be approved by the Secretary and the Secretary has duly delegated the Secretary’s authority under the Act to the Administrator;

WHEREAS, Borrower has submitted the Application (as defined herein) to the Administrator requesting a loan in the amount of Fifty-Four Million, Six Hundred Forty-Eight Thousand Dollars ($54,648,000.00) to finance a portion of the purchase price of thirty (30) new General Electric ES44AC locomotives, as more particularly described in Exhibit B (each, a “Unit”);

WHEREAS, Borrower, in connection herewith, will execute and deliver to the Administrator a Security Agreement and certain other documents to secure the repayment of the loan; and

NOW, THEREFORE, in consideration of the premises and the mutual undertakings hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

TERM

Section 1.1 Definitions.

(a) “Act” means Title V of the Railroad Revitalization and Regulatory Reform Act of 1976, as amended, 45 U.S.C. 821 et seq.

(b) “Administrator” means the Administrator of the Federal Railroad Administration or the Administrator’s designee.

(c) “Advance” means an advance made by the Administrator to Borrower pursuant to Section 2.1.

(d) “Advance Date” with respect to any Advance means the date such Advance is made after satisfaction of all conditions therefore as provide in Sections 2.8 and 2.9.

(e) “Affiliate” of any Person (other than the Administrator) shall mean any other Person which directly or indirectly controls, or is controlled by, or is under a common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. “Affiliate” of the Administrator shall mean any department or agency of the government of the United States of America.

(f) “Agreement” means this Agreement including all attachments.

(g) “Allowable Costs” means those costs associated with the Project which may be paid, refinanced or reimbursed with funds made available under this Agreement, as detailed in Exhibit B hereto.

(h) “Application” means the application, dated as of June 24, 2011, as amended, that Borrower submitted to the Administrator to support Borrower’s loan request, including all exhibits and attachments and supplementary materials, a certified copy of which is delivered pursuant to Section 2.8.

(i) “Borrower” means The Kansas City Southern Railway Company, a Missouri corporation.

(j) “Business Day” shall mean any day other than a Saturday or Sunday or a United States federal holiday or day on which state or national banking institutions are authorized or obligated by law or executive order to remain closed in the States of New York and Missouri or the District of Columbia.

(k) “Collateral” shall mean that property of the Borrower pledged under the Collateral Documents, including (i) the Units, financed in whole or in part with the proceeds of the Loan, (ii) all warranty rights under the Purchase Agreement in respect of Units and (iii) all rights of Borrower under the KCSM Documents.

(l) “Collateral Documents” means the Security Agreement, the Non-Possessory Pledge, and the Lien Subordination and any memorandum of any of the foregoing that is filed with any public agency.

(m) “Credit Risk Premium” shall mean a fee in an amount equal to zero percent (0%) of the amount of such Advance.

(n) “Default” means any event, which with the lapse of time or the giving of notice or both, constitutes an Event of Default.

(o) “Event of Default” shall have the meaning defined in Section 6.1.

(p) “Event of Loss” with respect to any Unit means any of the following events with respect to such Unit: (i) such Unit suffers an actual or constructive total loss or shall be destroyed or irreparably damaged, or uneconomical to repair (in each case, as promptly determined by the Borrower in its good faith opinion), (ii) title to such Unit shall be taken by any governmental authority by condemnation or otherwise, (iii) use of such Unit shall be taken or requisitioned by, or such Unit shall be impounded by, any governmental authority, for a continuous period which shall exceed six (6) months (or beyond the maturity of the Loan), or (iv) such Unit shall be or become lost or stolen for a continuous period in excess of one hundred eighty (180) days (or beyond the maturity of the Loan).

(q) “Guaranty” means that certain Guaranty of KCS, delivered on or before the Initial Advance Date, in the form of Exhibit A hereto.

(r) “Holder” means the Administrator or any entity to which the Administrator transfers the Note or a subsequent transferee, in each case in accordance with Section 2.6(b).

(s) “Indebtedness” means all payment and performance obligations of Borrower under this Agreement, the Notes, and the other Loan Documents, now existing or hereafter arising, including the payment of the Loan, and each obligation of KCSM under the Collateral Documents, now existing or hereafter arising, in each case whether such obligations are direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.

(t) “Indemnitee” has the meaning defined in Section 7.10.

(u) “Initial Advance Date” means the first Advance Date occurring hereunder.

(v) “KCSM” means Kansas City Southern de Mexico, S.A. de C.V., a Mexico corporation and a wholly-owned indirect subsidiary of KCS and any of its successors and assigns.

(w) “KCSR Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 12, 2011, among Borrower, KCS, and the Lenders, the Issuing Bank and the Swing Line Bank identified therein, and The Bank of Nova Scotia, as collateral agent, administrative agent and lead arranger, Bank of America, N.A., as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, as well as any successor or replacement bank credit agreement executed from time to time in connection with any refinancing or replacement of indebtedness incurred thereunder.

(x) “KCSM Documents” means the KCSM Lease and the KCSM Run-Through Agreement.

(y) “KCSM Lease” means that certain Lease between Borrower, as lessor, KCSM, as lessee, with respect to up to five (5) of the Units, substantially in the form of Exhibit G.

(z) “KCSM Run-Through Agreement” means that certain Master Equipment Run-Through Agreement, dated October 13, 2011, between Borrower and KCSM.

(aa) “KCS” means Kansas City Southern, a Delaware corporation.

(bb) “KCS Note” means that certain note made on December 30, 2011, by Borrower, in favor of KCS , in the original principal amount of $843,849,077.57 (as amended, restated, supplemented, replaced or otherwise modified from time to time).

(cc) “Lien” means any mortgage, pledge, lien, charge, claim, encumbrance, lease, sublease, or security interest.

(dd) “Lien Subordination” means that certain Lien Subordination Acknowledgement, among the Administrator, Borrower and KCSM, substantially in the form of Exhibit H.

(ee) “Loan” means the aggregate of all Advances made pursuant to Section 2.1, whether or not such Advances are evidenced by a final Note issued pursuant to Section 2.1(d).

(ff) “Loan Amortization Schedule” with respect to any Note means the Loan Amortization Schedule attached to such Note pursuant to Section 2.3, as adjusted from time to time in accordance with the provisions of Section 2.5.

(gg) “Loan Documents” means each of this Agreement, the Guaranty, each Note, each Collateral Document, and any other documents entered into or delivered in connection therewith or that may, from time to time, be agreed in writing by Borrower and the Administrator to constitute a Loan Document.

(hh) “Loan Party” means each of Borrower and KCS.

(ii) “Losses” has the meaning defined in Section 7.10.

(jj) “Manufacturer” means General Electric Company, a Delaware corporation.

(kk) “Material Adverse Effect” means a material adverse effect on the financial condition of Borrower, including asset values, projects, labor or otherwise or operations of Borrower, the Project, the Administrator’s rights and interests or any Loan Party’s or KCSM’s obligations under the Loan Documents, including the priority or perfection of the lien of the Administrator on the Units under the Collateral Documents and Borrower’s obligation to repay the Notes, or circumstance that otherwise exposes the Administrator to civil or criminal sanctions.

(ll) “Maximum Aggregate Principal Amount” means the maximum total amount of the Advances not to exceed Fifty-Four Million, Six Hundred Forty-Eight Thousand Dollars ($54,648,000.00).

(mm) “Mexico’s Railroad Registry” means the Registro Ferroviario Mexicano, maintained by the Mexico Ministry of Communications and Transportation.

(nn) “Non-Possessory Pledge” means the prenda sin transmisión de posesión, substantially in the form of Exhibit F hereto, dated the date hereof, among the Administrator, Borrower and KCSM.

(oo) “Note” means a promissory note executed by Borrower and delivered to the Administrator evidencing an Advance on an Advance Date pursuant to Section 2.1, including any aggregate replacement Note issued pursuant to Section 2.1(b), each in substantially the form of Exhibit D.

(pp) “Officer” means each of the Chief Executive Officer, the Chief Financial Officer and the Treasurer of Borrower.

(qq) “Outstanding Loan Balance” of any Note means the principal amount advanced by Lender as evidenced by the Note and then outstanding.

(rr) “Overdue Rate” means a rate of 0.0329% for each day after the relevant due date until and including the day that the subject amount is paid; provided, however, in no event shall such rate exceed the maximum rate permitted by law.

(ss) “Permitted Contest” means with respect to the matter being contested, an appropriate proceeding, diligently conducted in good faith by Borrower at Borrower’s sole expense, that could not reasonably be expected to have a Material Adverse Effect.

(tt) “Permitted Liens” means (i) Liens for taxes, assessments or governmental charges, fees or levies, whether local, state, Federal or foreign, in each case either not due and delinquent or being contested by Borrower in a Permitted Contest, (ii) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of Borrower’s business and in each case securing obligations which are not payable or being contested by Borrower in a Permitted Contest, (iii) the KCSM Documents, (iv) the Liens in favor of the Administrator under the Collateral Documents, or (v) salvage rights of insurers under insurance policies maintained pursuant to Section 4.4.

(uu) “Person” means an individual, partnership, corporation, limited liability company, trust, association or unincorporated organization, and a government or agency or political subdivision thereof.

(vv) “Purchase Agreement” means, collectively, that certain Purchase Agreement, dated April 4, 2011, between Manufacturer, as seller, and Borrower, as purchaser, related to the manufacture and sale of the thirty (30) Units.

(ww) “Project” means the project as specified in Exhibit B herein.

(xx) “Registry of Security Interests over Movable Property” means the Registro Único de Garantías Mobiliarias, maintained by Mexico Ministry of Economy

(yy) “Replacement Unit” has the meaning defined in Section 4.5.

(zz) “Responsible Person” means, in respect of any event or circumstance, an officer or managerial employee of Borrower who in the ordinary course of his or her duties would have knowledge of such event or circumstance and the obligations generally of Borrower hereunder or its other financial agreements.

(aaa) “SEC” means the Securities and Exchange Commission or any successor thereto.

(bbb) “Secretary” means Secretary of the Department of Transportation.

(ccc) “Section 1168 of the Bankruptcy Code” means Section 1168 of the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.) or a successor provision intended to afford lienholders over rolling stock equipment and accessories used on such equipment benefits comparable to those afforded by said Section 1168 as in effect on the date of execution of the Financing Agreement.

(ddd) “Security Agreement” means the agreement, substantially in the form of Exhibit E hereto, entered into by the Borrower and the Administrator on the date hereof pursuant to which Borrower has pledged, subject to the terms thereof, the personal property described therein as security for the Indebtedness.

(eee) “Security Interest Filings” mean (i) (x) the filing of financing statements in the State of Missouri under the Uniform Commercial Code, and (y) the filing with the Surface Transportation Board of (A) the lien release of The Bank of Nova Scotia, as collateral agent, under that certain Amended and Restated Security Agreement, dated July 12, 2011, with Borrower, (B) the Security Agreement (or a memorandum thereof) and (C) the Lien Subordination, so as to perfect under applicable law in the United States a first priority purchase money lien in favor of the Administrator in the Units and other collateral under the Security Agreement, (ii) the filing with the Registrar General of Canada of (A) the Security Agreement (or a memorandum thereof) and (B) the Lien Subordination, so as to perfect under applicable law in Canada a first priority purchase money lien in favor of the Administrator in the Units and other collateral under the Security Agreement and (iii)(x) the filing of the Non-Possessory Pledge in respect of the non-possessory pledge created by KCSM thereunder with the Registry of Security Interests over Movable Property so as to make the rights of the Administrator opposable against third parties under applicable law in Mexico in respect of the rights pledged by KCSM pursuant to the Non-Possessory Pledge and (y) the filing for registration of the Units, the KCSM Documents and the Non-Possessory Pledge with Mexico’s Railroad Registry.

(fff) “Unit” shall have the meaning defined in the Recitals.

Section 1.2 Interpretation.

Unless the context shall otherwise require, the words “hereto”, “herein”, “hereof” and other words of similar import refer to this Agreement as a whole. Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders and vice versa. Words importing the singular number shall include the plural number and vice versa unless the context shall otherwise require. Unless the context shall otherwise require, references to sections, subsections and provisions are to the applicable sections, subsections and provisions of this Agreement. The headings or titles of this Agreement and its sections, schedules or exhibits, as well as any table of contents, are for convenience of reference only and shall not define or limit its provisions. Unless the context shall otherwise require, all references to any resolution, contract, agreement or other document shall be deemed to include any amendments to, or modifications or restatements of, such documents that are approved in accordance with the terms thereof and hereof. Every request, order, demand, application, appointment, notice, statement, certificate, consent or similar communication or action hereunder by any party shall, unless otherwise specifically provided, be delivered in writing in accordance with Section 7.5 and signed by a duly authorized representative of such party.

Section 1.3 Term.

This Agreement, and all rights and obligations hereunder, shall terminate upon the satisfaction of all of the Indebtedness in accordance with the provisions hereof, except for such obligations that expressly survive by their terms.

ARTICLE II

ISSUANCE OF DEBT

Section 2.1 Issuance of Debt.

(a) Subject to the terms and conditions hereof and the provisions of the Act, on each Advance Date, Borrower hereby agrees to issue and sell to the Administrator and the Administrator agrees to purchase and receive from Borrower, a Note, and the Administrator shall make an Advance, in the principal amount equal to the Allowable Costs with respect to each Unit, a portion of the cost of which is being financed, refinanced or reimbursed to Borrower for funds paid by Borrower (whether financed with existing cash reserves, proceeds from drawings under any existing credit facility or otherwise) to the Manufacturer. The amount of any Advance, when added to all prior Advances, shall not exceed the Maximum Aggregate Principal Amount. The total Allowable Costs to be funded by the Administrator for the Project shall be not more than the Maximum Aggregate Principal Amount. No Advance shall be made after March 15, 2012, at which date, the commitment of the Administrator to make Advances hereunder shall expire, unless extended in writing by the Administrator; and the commitment of the Administrator to make any Advance shall be suspended after the occurrence and during the continuance of any Default or Event of Default.

(b) Each Advance shall be evidenced by a Note, executed and delivered by Borrower to the Administrator in Washington, D.C. at its offices located at 1200 New Jersey Avenue, S.E., Washington D.C. 20590. Each such Note shall be substantially in the form of Exhibit D, be dated the Advance Date and have an original principal amount equal to the amount of such Advance. After the last Note is issued, Borrower shall execute and deliver to the Administrator a single replacement Note with a principal amount equal to the aggregate Outstanding Loan Balance of all the individual Notes, and upon receipt of the single replacement Note the Administrator shall mark each such individual Notes “CANCELLED” and, at the request and expense of Borrower, deliver the same to Borrower. Such replacement Note shall bear interest at a rate equal to each replaced Note and interest and principal on the same dates and with the same amortization, in the aggregate, as provided in each replaced Note. The first payment of the replacement Note shall be due on the first installment date after its issue, and the last payment on the maturity date (as specified in Section 2.3 below).

(c) Borrower’s obligations to repay the Loans made hereunder, as evidenced by the Notes, are pari passu with all other senior indebtedness of Borrower.

(d) The Administrator’s obligations under this Agreement shall automatically be suspended upon the occurrence of an event of, and shall remain suspended for the duration of, a cessation of operations of the Federal Railroad Administration resulting from the lack of appropriation of funds from the United States Congress to continue to operate.

Section 2.2 Delivery of Draw Certificate; Credit Risk Premium.

(a) Not less than five (5) Business Days prior to any proposed Advance Date, Borrower shall submit to the Administrator a Draw Certificate, in the form of Exhibit C, duly and satisfactorily completed. On the Advance Date identified in such Draw Certificate, and subject to the satisfaction of the conditions set forth in Sections 2.2(b) and 2.8 or 2.9, as applicable, the Administrator shall disburse the requested Advance in accordance with such Draw Certificate.

(b) Not less than two (2) Business Days prior to each Advance, Borrower shall pay the Credit Risk Premium due in respect of such Advance. No Advance shall be made until the Credit Risk Premium has been received by Administrator.

Section 2.3 Terms of the Notes.

(a) The outstanding principal amount of each Note shall bear interest at a rate of 2.96% per annum, based on a 365-day or 366-day year, as appropriate and actual days elapsed, and all accrued interest shall be due on each installment payment date (as specified in Section 2.3(b) below).

(b) Each Note shall be paid in installments on each March 15, June 15, September 15 and December 15 occurring after the date of issue of such Note until such Note is paid in full. The first payment shall be due on the first such date after the Initial Advance Date, and the last payment shall be twenty-five (25) years after the Initial Advance Date. The March 15, 2012 installment shall be accrued interest only from the applicable Advance Date. Each installment thereafter shall be in equal payments of principal and accrued interest. The foregoing amortization schedule shall be reflected in the Loan Amortization Schedule attached to each Note at the time of issuance.

(c) Any installment not paid when due shall bear interest at the Overdue Rate from the date due through but excluding the date paid.

(d) Each payment shall be applied first to pay the interest having accrued on such Note and then to outstanding principal.

(e) All payments under this Agreement and each Note shall be made on or before the date such payment is due hereunder or thereunder, by wire transfer in immediately available funds in accordance with payment instructions to be provided by Lender.

Section 2.4 Voluntary Prepayment.

(a) Borrower may prepay any Note in whole or in part, at any time or from time to time, without penalty or premium, by paying to the Administrator such principal amount of the Note to be prepaid, together with the unpaid interest accrued on the amount of principal so prepaid to the date of such prepayment. Each prepayment shall occur on a regularly scheduled installment date on the Note as specified by Borrower in a written notice delivered to the Administrator not less than ten (10) days prior thereto, except that (i) a prepayment may occur at any other time as may be agreed by the Administrator and (ii) Borrower may prepay the Note in whole, but not in part, upon not less ten (days) prior written notice given within thirty (30) days following notice from the Administrator pursuant to Section 2.6(b).

(b) All such partial prepayments of principal shall be applied to future installments due on such Note in the inverse order of maturity.

Section 2.5 Mandatory Prepayment.

(a) In the event one or more Units shall suffer an Event of Loss and a mandatory prepayment is required pursuant to Section 4.5(b), Borrower shall prepay the Note, without penalty or premium, on the date specified in Section 4.5(b) in an amount equal to (i) the product of the then outstanding principal amount of the Note (or all Notes if a final Note has not been issued pursuant to Section 2.1) and a fraction, (x) the numerator of which is the number of Units that suffered such Event of Loss and (y) the denominator of which is then the number of Units constituting Collateral (including such Units that suffered the Event of Loss) plus (ii) accrued interest on such prepaid principal. Upon making such payment, and provided no Default shall have occurred and be continuing, the Units that suffered the Event of Loss shall be released from the Collateral.

(b) All mandatory prepayments of principal pursuant to this Section 2.5 shall be applied to pro-rata future installments due on such Note, so as to reduce each such future installment of principal by an equal amount. The Administrator, at the request of Borrower, shall prepare a revised Loan Amortization Schedule for the Note.

Section 2.6 Transfer and Related Representations.

(a) The United States represents that it is acquiring the Notes not with a view to, or in connection with, any distribution thereof. The Notes have not been registered under the Securities Act of 1933, as amended or any other state or Federal securities laws. All Holders of the Notes at any time acknowledge that they may be restricted in the resale, transfer or other disposition of such Notes by Federal or state statutes or rules and regulations thereunder, and any transfer shall be in accordance with all applicable law. Borrower shall have no obligation to pay for any steps which might be necessary to accomplish a transfer of the Notes under such laws. However, upon the request and at the sole cost and expense of any

Holder, Borrower shall, within a reasonable amount of time, make available public information concerning Borrower reasonably requested by such Holder, to enable any such Holder to sell the Notes in compliance with any such Federal or state statutes or rules and regulations thereunder, whether or not the Notes are in fact to be offered for sale.

(b) Before transferring any Note, the Holder thereof shall give written notice to the Borrower of such Holder’s intention to so transfer, describing briefly the manner of such proposed transfer.

Section 2.7 Obligations Surviving Transfer.

In the event that the Administrator shall transfer the entire amount of, or any part of, the Notes to another Holder or Holders pursuant to Section 2.6(b):

(a) The following shall remain obligations of Borrower to the Administrator, pursuant to this Agreement until the termination of this Agreement, unless sooner terminated by the Administrator:

(i)	this Section 2.7,

(ii)	Section 4.6,

(iii)	Section 4.9(b)(ix), and

(iv)	Section 7.10.

(b) The rights and remedies under this section shall be solely those of the Administrator. Nothing contained in this section shall confer upon any Holder or Holders, other than the Administrator, any rights or remedies under this section or the right to enforce any of said rights or remedies under this Agreement.

Section 2.8 Conditions Precedent – Initial Advance Date.

The undertaking of the Administrator to make an Advance under Section 2.1 on the Initial Advance Date (and to the extent provided in Section 2.9, on each other Advance Date) is subject to the satisfaction (or waiver by the Administrator in its sole discretion, prior to or on the initial Advance Date) of each of the following conditions precedent:

(a) Loan Documents. The following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto (other than the Administrator), and shall be in full force and effect and satisfactory in form and substance to the Administrator:

(i)	the Guaranty;

(ii)	the Security Agreement;

(iii)	the Non-Possessory Pledge;

(iv)	the Lien Subordination;

(v)	the Note, dated the Advance Date, in the principal amount of the Advance;

(vi)	a copy of each of the KCSM Documents and the KCSR Credit Agreement, certified as true and complete by Borrower;

(vii)	a copy of the Purchase Agreement, certified as true and complete by Borrower; and

(viii)	a copy of the Application, certified as true and complete by Borrower.

(b) Draw Certificate. The Administrator shall have received a Draw Certificate at least five (5) Business Days prior to the proposed Advance Date with respect to the amounts requested to be funded on the Advance Date.

(c) Bill of Sale and Certificate of Acceptance. The Administrator shall have received a copy of the Bill of Sale for such Unit duly executed by the Manufacturer and a copy of the Certificate of Acceptance for such Unit duly executed by Borrower, each in the form provided in the Purchase Agreement and certified as true and correct by Borrower.

(d) Credit Risk Premium. Borrower shall have paid to the Administrator at least two (2) Business Days prior to the applicable Advance Date in immediately available funds the Credit Risk Premium applicable to such Draw Certificate.

(e) No Illegality. No change shall have occurred after the date of the execution and delivery of this Agreement in applicable law or regulations thereunder or interpretations thereof by regulatory authorities that, in the opinion of the Administrator or its counsel, would make it illegal or contrary to public policy for the Administrator to enter into any transaction contemplated by the relevant Loan Documents.

(f) Consents. All approval and consents of any trustees or holders of any indebtedness or obligations of Borrower, which in the reasonable opinion of the Administrator are required in connection with the transactions contemplated by this Agreement, shall have been duly obtained and be in full force and effect.

(g) Organization Documents. The Administrator shall have received the following, in each case in form and substance reasonably satisfactory to it:

(i)

a current and complete copy of the organizational documents, articles of incorporation and bylaws of each Loan Party, a copy of resolutions of the board of directors of such Loan Party, duly authorizing the execution and delivery of the Loan Documents to which it is or will be a party and each other document required to be executed and delivered by such Loan Party on the Initial Advance Date in accordance with the provisions hereof and the performance by such Loan Party of its obligations thereunder, and an incumbency certificate of Borrower as to the Person or Persons authorized to execute and deliver such Loan Documents and such other documents on behalf of such person and including specimens of the signatures of such Loan Party or Persons, each certificate as of the Initial Advance Date by the Secretary or an Assistant Secretary of such Loan Party; and

(ii)	a good-standing certificate for Borrower from the Secretary of State of Missouri; a good-standing certificate for KCS from the Secretary of State of Delaware; and such other documents and evidence with respect to each Loan Party as the Administrator, or its counsel, may reasonably request in order to establish the authority of Loan Party to consummate the transactions contemplated by the Loan Documents and the taking of all corporate proceedings in connection herewith; and

(iii)	the documents and certificates described in clauses (i) and (ii) above with respect to KCSM, to the extent applicable, as provided in the Lien Subordination.

(h) Representations and Warranties True; No Default. On such Advance Date, (a) the representations and warranties of Borrower contained in Article III of this Agreement and any Loan Document shall be true and correct on such date as though made on and as of such date except to the extent that such representations and warranties related solely to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (b) no event shall have occurred and be continuing, or would result from such Advance, that constitutes a Default or an Event of Default.

(i) Filings. Borrower shall provide satisfactory evidence that the Security Interest Filings have been made in respect of all of the Units.

(j) Counsel Opinion. The Administrator shall have received a favorable opinion dated the Initial Advance Date from each of (i) White & Case LLP, counsel to Borrower, KCS and KCSM, (ii) Husch Blackwell LLP, special Missouri counsel to Borrower, and (iii) White & Case., S.C., Mexico counsel for KCSM, each in form, scope and substance reasonably satisfactory to the Administrator.

(k) Filing Opinions. The Administrator shall have received a favorable opinion dated the Initial Advance Date from (i) Alvord and Alvord (or such other firm as may be reasonably satisfactory to the Administrator) regarding the filing of the Security Agreement with the Surface Transportation Board and the perfection and priority of the lien of the Administrator in the Units subject thereto, (ii) from Fasken Martineau (or such other firm as may be reasonably satisfactory to the Administrator) regarding the filing of the Security Agreement with the Registrar General of Canada and the perfection and priority of the lien of the Administrator in the Units subject thereto, and (iii) from White & Case S.C., special

Mexico counsel to Borrower regarding (x) the filing of the Non-Possessory Pledge with the Registry of Movable Property, and the perfection and priority of the lien of the Administrator created pursuant thereto and (y) the filing for registration of the Units, the KCSM Documents and the Non-Possessory Pledge with Mexico’s Railroad Registry, all in form, scope and substance reasonably satisfactory to the Administrator.

(l) Governmental Actions. All actions required to have been taken by any governmental or political agency, subdivision or instrumentality of the United States (other than the Administrator) on or prior to such Advance Date in connection with the transactions contemplated by this Agreement on such Advance Date shall have been taken and all orders, permits, waivers, exemptions, authorizations and approvals of such entities required to be in effect on such Advance Date in connection with the transactions contemplated by this Agreement on such Advance Date shall have been issued, and all such orders, permits, waivers, exemptions, authorizations, and approvals shall be in full force and effect, on the Advance Date.

(m) No Threatened Proceedings. No action or proceeding shall have been instituted nor shall governmental action be threatened before any court or governmental agency, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or governmental agency at the time of such Advance Date, to set aside, restrain, enjoin or prevent the completion and consummation of any act required to be taken under this Agreement or the funding contemplated.

(n) Certificate of Insurance. With respect to the insurance required by Section 4.4, the Administrator shall have received a certificate from the insurance broker to KCS evidencing: (i) as to liability insurance, the addition of the Administrator as an Additional Insured with respect to liability insurance and (ii) as to casualty insurance in respect of the Units, the addition of the Administrator as loss payee for all Units that are as of such Advance Date subject to the Security Agreement.

(o) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated hereby and all documents and papers relating thereto shall be reasonably satisfactory to the Administrator, and the Administrator shall have received copies of such documents and papers as the Administrator reasonably may request in connection therewith, all in form and substance satisfactory to the Administrator.

Section 2.9 Conditions Precedent to each Subsequent Advance Date.

The undertakings of the Administrator to make Advances on each subsequent Advance Date after the initial Advance Date are subject to the satisfaction or waiver by the Administrator in its sole discretion, prior to or on such Advance Date of each of the conditions precedent set forth in Sections 2.8(a)(iii), 2.8(b)-(e), (h) and (l)-(m).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower as of the date hereof, and as of the date of any Advance, hereby makes the following representations and warranties to the Administrator:

Section 3.1 Organization and Good Standing.

(a) Each Loan Party (i) is duly organized, validly existing and in good standing in the state or country of its organization and (ii) is duly qualified and in good standing as a foreign entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed could not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party has all requisite power and authority (including, without limitation, all applicable governmental approvals) to own or lease and operate its properties to carry on its business as now conducted and as proposed to be conducted, and, in the case of Borrower, to issue the Notes and to carry out and consummate all transactions contemplated by the Loan Documents to which it is a party.

(c) Borrower is a Class I railroad as defined in 49 CFR Part 12011-1. The “location” (as such term is used in Section 9-307 of the Uniform Commercial Code) of Borrower is the State of Missouri, and the place where its records concerning the Units and all of its interests in, to and under all documents relating to the Units are and will be kept, is located at Kansas City, Missouri. The true legal name of Borrower is “The Kansas City Southern Railway Company” as registered in the jurisdiction of its organization, its federal employer identification number is 44-6000758 and its charter number designated by its jurisdiction of organization is R00000513.

Section 3.2 Due Authorization.

(a) Each Loan Party has duly authorized the execution, delivery and performance of each Loan Document to which it is a party.

(b) The officers of each Loan Party executing each Loan Document to which it is a party are duly and properly in office and fully authorized to execute the same on behalf of such Loan Party.

Section 3.3 No Conflicts.

Execution, delivery and performance of the Loan Documents by each Loan Party do not (i) conflict with, violate, or contravene any rights of creditors of such Loan Party, any statute, law, rule, regulation, order, writ, injunction or decree or other order of any court or governmental authority, or (ii) in any material respect, any mortgage, lien, lease or agreement of such Loan Party, nor is Borrower subject to any provision of any Constitution, statute, regulation, Borrower’s by-laws, mortgage, lien, lease, agreement, order, judgment or decree, or any other restriction of any kind or character, which could reasonably be expected to have a Material Adverse Effect.

Section 3.4 Consents and Filings.

No governmental authorization, and no notice to or filing with, any governmental authority or any other third party is required for (i) the due authorization, execution, delivery,

recordation, filing or performance by each Loan Party of any Loan Document to which it is a party, or for the consummation of the transactions contemplated hereby, (ii) the grant by Borrower of the liens granted in the Collateral Documents, (iii) the perfection or maintenance of the priority of the liens created under the Collateral Documents, or (iv) the exercise by the Administrator of its rights under the Loan Documents, except for (A) those that have otherwise been obtained as of the date hereof, and (B) the Security Interest Filings, all of which have been made and are in full force and effect (subject to Section 4.16(a)).

Section 3.5 Enforceability.

This Agreement and each of the other Loan Documents to which a Loan Party is a party, when delivered, constitute the legal, valid and binding obligations of such Loan Party, enforceable in accordance with its terms against such Loan Party in accordance therewith, except to the extent the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 3.6 No Bankruptcy of Current Officers and Directors; No Felony Conviction or Securities Law Violation.

For the period commencing ten (10) years prior to the date hereof and ending on the date hereof:

(a) no current officer or director of Borrower has been involved (either in his personal capacity or, to the knowledge of such officers and directors of Borrower, in the official capacity) in a bankruptcy or similar type proceeding; and

(b) no current officer or director of Borrower has been convicted of a felony or violation of securities laws.

Section 3.7 Debarment and Suspension.

(a) Borrower agrees to comply with the provisions of Executive Orders Nos. 12549 and 12689, “Debarment and Suspension,” 31 U.S.C. § 6101 note, Order No. 4200.5E issued by the Secretary of the U.S. Department of Transportation on March 15, 2010 and U.S. DOT regulations “Nonprocurement Suspension and Debarment,” 2 C.F.R. Part 1200, which adopts and supplements the provisions of U.S. Office of Management and Budget “Guidelines to Agencies on Government-wide Debarment and Suspension (Nonprocurement),” 2 C.F.R. Part 180 and specifically 2 C.F.R. §180.435.

(b) Borrower agrees in connection with entering into any lease, third party contract or other arrangement in connection with the Project, to (i) obtain certifications of debarment and suspension from its contractors and sub-contractors, (ii) review the “Excluded Parties Listing System” at http://epls.gov/ or (iii) add a clause or condition to any such lease, third-party contract or other arrangement as provided for in 2 C.F.R. §180.300.

(c) Borrower agrees to inform the Administrator when it suspends or debars a contractor.

(d) Borrower represents that it is not presently debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded by any Federal department or agency from participation in Government contracts, procurement and non-procurement matters.

Section 3.8 No Changes Since Most Recent Balance Sheet.

The audited consolidated balance sheet and consolidated statements of income and retained earnings and cash flows of KCS, the immediate parent of Borrower, for the fiscal year ended December 31, 2011, as contained in KCS’s 10-K filing with the SEC filed February 8, 2012, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of KCS as of such date and the results of its operations for the period then ended. The R-1 data reported to the Surface Transportation Board for Borrower is accurate and complete in all material respects as of the dates on which such data was furnished to the Surface Transportation Board. There has been no material adverse change in the financial condition of KCS or Borrower, taken as a whole, since December 31, 2011.

Section 3.9 Distribution.

As of the date hereof, no distributions to KCS’s or Borrower’s stockholders, as dividends or as other payments of profit, surplus or reserves, or of capital, are presently due or payable, nor have any been declared and remain unpaid, other than, in the case of KCS, the dividend on its preferred shares which was declared on January 23, 2012, and is payable on April 3, 2012, and in the case of Borrower, the KCS Note.

Section 3.10 Material Contracts, Judgments, Decrees, Obligations or Liabilities.

Neither Borrower nor any of its Affiliates is a party or subject to any existing or contingent contract, agreement, debt, mortgage, indenture, instrument, judgment, decree, obligation or other liability which could reasonably be expected to have a Material Adverse Effect.

Section 3.11 Litigation.

There is no litigation, legal or administrative proceeding, investigation or other action of any nature pending, or to the knowledge of Borrower, threatened against or affecting Borrower or the Project which involves the reasonable probability of a judgment or liability not fully covered by insurance and which could reasonably be expected to have a Material Adverse Effect, and Borrower has not been cited, enjoined, or in any way restricted by any local, state, or Federal court or agency or with respect to the Project or the operation thereof or in the conduct of any material aspect of its projects.

Section 3.12 Defaults and Violations.

Borrower is not:

(a) in default under any written indenture, contract, mortgage, franchise, lease, agreement, permit, or any other instrument to which it is a party;

(b) in violation in any material respect of any applicable Federal, state, and local laws, statutes, ordinances, regulations and orders of governmental authorities and all requirements of such foreign jurisdictions as may be applicable;

(c) in default with respect to any judgment, order, writ, injunction or decree of any court; or

(d) in default under or cited for noncompliance with any order, license, or regulation of any Federal, state, municipal or other government agency;

which defaults, citations, violations or noncompliance individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 3.13 Completeness of Information.

(a) To the best of the knowledge and belief of Borrower the information set forth in the Application is true and complete in all material respects as of the date of this Agreement.

(b) Borrower agrees that all subsequent submissions to the Administrator will be true and complete in all material respects as of the date of each such submission.

Section 3.14 Tax Returns.

KCS and Borrower have duly filed all Federal, state, local, foreign and other tax returns and reports required by law or regulation to be filed, except those for which the filing date has been duly extended; and other governmental charges (other than those presently payable without penalty) imposed upon KCS or Borrower with respect to any of its properties, assets or income or the Project which are due and payable have been duly paid, except those governmental charges for which payment is being contested in good faith by KCS or Borrower in a Permitted Contest; provided that this representation and warranty is made with respect to KCS solely to the extent that a breach of the representation and warranty could reasonably be expected to have a Material Adverse Effect.

Section 3.15 Related Persons.

As of the date hereof, no stockholder (owning in excess of ten percent (10%) of the issued and outstanding shares of any class of Borrower’s stock), director, or Officer of Borrower, nor, to the knowledge of any such individual, or any relative thereof, i.e. parent, spouse or child (a) is retained or employed, directly or indirectly in a material position for, or is a director or officer of any supplier, customer (other than by bill of lading or transportation contract), contractor or any other entity with which Borrower does business, or which (other than in the case of such stockholder) is financially involved with Borrower in any material manner; or (b) is a stockholder owning in excess of ten percent (10%) of the issued and outstanding shares of any Person other than an Affiliate of the Borrower and which is a supplier, customer (other than by bill of lading or transportation contract), contractor or any other entity with which Borrower does business, or which is financially involved with Borrower in any manner.

Section 3.16 Perfection and Priority of Administrator’s Lien.

Except for the Security Interest Filings, no filing, recording or registration of any financing statement or other document or instrument is or will be necessary or advisable in order to perfect in favor of the Administrator a first priority purchase money security interest or a first priority security interest in the Collateral, as applicable. On each Advance Date, (i) the Borrower will have good and valid title to each Unit being financed hereunder on such date, free and clear of all Liens other than Permitted Liens and the Lien created in favor of the Administrator under the Collateral Agreements and the Administrator will have a perfected first priority purchase money security interest or a first priority security interest in such Unit under the applicable laws of the United States and Canada and a valid and enforceable perfected security interest over the Units in Mexico and other rights pledged by KCSR pursuant to the Non-Possessory Pledge in Mexico and a valid and enforceable perfected first priority interest over all rights pledged by KCSM pursuant to the Non-Possessory Pledge in Mexico and (ii) such Lien of the Administrator shall be entitled to the benefits of Section 1168 of the Bankruptcy Code.

Section 3.17 Investment Company Matters.

Borrower is not an “investment company” or an “affiliated person” of an “investment company” within the meaning of the Investment Company Act of 1940.

Section 3.18 Insurance.

On each Advance Date, the Units subject to such Advance or previous Advance will be covered by the insurance required by Section 4.4.

ARTICLE IV

AFFIRMATIVE COVENANTS OF BORROWER

Until payment and satisfaction in full of all Indebtedness hereunder (other than contingent obligations with respect to indemnities for which a claim has not been made), Borrower hereby makes the following covenants to the Administrator:

Section 4.1 Further Documentation.

Borrower shall execute and cause to be delivered to the Administrator such other certificates, documents, statements, agreements, or opinions as may be reasonably requested by the Administrator in furtherance of the transactions contemplated herein.

Section 4.2 Use of Proceeds.

Borrower shall use the proceeds from each Advance solely to fund or reimburse Allowable Costs in accordance with the terms of this Agreement and Exhibit B hereof.

Section 4.3 Pay Taxes and Other Claims.

Borrower shall file, or cause to be filed, all Federal, state, local, foreign and other tax returns and reports of KCS or Borrower or their Affiliates required by law or regulation to be filed and pay and discharge or cause to be paid and discharged all taxes, assessments, fees and other governmental charges lawfully levied or imposed upon its property or the Collateral before the date on which penalties attach thereto; provided that this Section 4.3 shall only be applicable to KCS or any Affiliate of Borrower to the extent that a failure to comply with this Section 4.3 could reasonably be expected to have a Material Adverse Effect. Borrower shall pay, when due, all lawful claims for labor, materials, supplies, and rents, and pay all other debts and liabilities, any of which, if unpaid, would by law give rise to a lien or charge upon the Collateral; provided, that nothing herein shall require any payment so long as contested in a Permitted Contest.

Section 4.4 Maintenance of Insurance.

(a) Borrower will, at all times prior to the repayment in full of the Indebtedness, at its own expense, cause to be carried and maintained

(i)	general risk property insurance to cover, among other things, the Units in an amount not less than 110% of the then outstanding principal balance of the Loans and

(ii)	public liability insurance against loss or damage for personal injury, death or property damage suffered upon, in or about any premises occupied by Borrower or any Affiliate or occurring as a result of the use, maintenance or operation of the Units in an amount not less than $200,000,000 per occurrence, and otherwise against such risks, with such insurance companies and with such terms (including co-insurance, deductibles, limits of liability and loss payment provisions) as are customary under Borrower’s risk management program and in keeping with risks assumed by Class I railroads generally.

(b) Borrower may self-insure with respect to any or all of the above risks if customary under such risk management program and in keeping with risks assumed by Class I railroads generally and the self-insurance levels are consistent with prudent commercial practice taking into account Borrower’s financial condition and available resources. Such coverage may provide for deductible amounts as are customary under Borrower’s risk management program and in keeping with risks assumed by Class I railroads generally. Notwithstanding the foregoing, all insurance coverage (including, without limitation, self-insurance) with respect to the Units required under this Agreement shall be comparable to, and no less favorable than, insurance coverage applicable to equipment owned or leased by Borrower or its Affiliates which is comparable to the Units. Borrower shall, at its own expense, be entitled to make all proofs of loss and take all other steps necessary to collect the proceeds of such insurance.

(c) Prior to or upon the expiration of any insurance required to be carried hereunder, Borrower shall provide the Administrator with certificates of insurance evidencing that such insurance has been replaced or renewed in compliance with this Section 4.4. In addition, Borrower shall promptly advise the Administrator each time its self-insured retention is increased to an amount exceeding (i) $10,000,000 in the case of insurance required pursuant to Section 4.4(a)(i) or (ii) $15,000,000 in the case of insurance required pursuant to Section 4.4(a)(ii).

(d) The insurance policies carried pursuant to this Section 4.4 shall:

(i)	In the case of the property insurance, name the Administrator as loss payee, as its interest may appear,

(ii)	In the case of liability insurance, name the Administrator as an additional insured,

(iii)	Require thirty (30) days’ prior notice of cancellation for any reason to the Administrator, except with respect to cancellation due to non-payment of premiums;

(iv)	Not require contributions from other policies held by the Administrator in respect of Borrower’s self-insured retention or any paid insurance,

(v)	With respect to the insurance described in the preceding clause (a)(i) only, waive any right of subrogation of the insurers against the Administrator; and

(vi)	Waive the right of insurers to set-off, to counterclaim or to any other deduction, whether by attachment or otherwise, to the extent of any monies due the Administrator.

(e) If Borrower is in default of its obligation to maintain the insurance coverage specified herein, the Administrator may, at its option, but shall not be required to, provide such insurance, and in such event, (i) Borrower shall, upon demand from time to time, reimburse the Administrator for the cost of such insurance together with interest thereon at the Overdue Rate, from the date of payment thereof to but excluding the date of receipt of such reimbursement and (ii) upon such reimbursement in full, the Default or Event of Default resulting from any such failure shall be deemed cured.

(f) The entire proceeds of any property insurance or third-party payments for damages or an Event of Loss with respect to any Unit received by the Administrator shall be promptly paid over to, and retained by, Borrower, in trust for the Administrator and pending application as provided in Section 2.5; provided, however, if at the time of such payment an Event of Default shall have occurred and be continuing, all such amounts shall be paid to the Administrator, applied to any amounts then due and owing and as and when other amounts may subsequently become due and owing under the Loan Documents, and otherwise held by the Administrator as security for the obligations of Borrower under the Loan Documents.

Section 4.5 Replacement or Payment upon Event of Loss.

Promptly, and in any event within ten (10) days of a Responsible Person becoming aware thereof, Borrower shall give the Administrator written notice of the occurrence of an Event of Loss with respect to any Unit, and within thirty (30) days following the delivery of such notice, Borrower shall give the Administrator further notice of its election to perform one of the following options (it being agreed that if Borrower shall not have given notice of such election within such thirty (30) day period, Borrower shall be deemed to have elected to perform the option set forth in the following paragraph (b)):

(a) So long as no Default or Event of Default shall have occurred and be continuing, as promptly as practicable, and in any event on or before the Business Day on or immediately preceding the one hundred fiftieth (150th) day next following the date of such notice, Borrower shall (i) execute, deliver, record and register, as appropriate, a supplement to the Collateral Documents, granting the Administrator a first priority perfected security interest in a Replacement Unit (as herein defined), whereupon the Administrator shall release its lien in the Unit that suffered the Event of Loss and (ii) deliver to the Administrator opinions of counsel with respect to such Replacement Unit comparable to the opinions required in Section 2.8(k) and Section 4.16(b); provided that any such opinion comparable to the opinion required under Section 4.16(b) shall not be required to be delivered until the fortieth (40th) day following the effective date of such substitution. For purposes of this Section 4.5, a “Replacement Unit” is a locomotive that is the same or newer model as the Unit that suffered the Event of Loss, is free and clear of all Liens, and is in the condition required to be maintained by the terms of the Loan Documents; provided that, if Borrower shall not perform its obligation to effect such replacement under this paragraph (a) during the period of time provided herein, then Borrower shall prepay the Note as provided in paragraph (b) below; or

(b) On the Business Day on or immediately preceding the thirtieth (30th) day next following the date of such notice of such Event of Loss (or such later date as may be applicable in the event that the proviso in the last sentence of in the preceding clause (a) applies), Borrower shall prepay the Note as provided in Section 2.5.

Section 4.6 Operation and Maintenance; Foreign Use, Compliance with Laws; and Capital Program.

(a) Borrower, at its own cost and expense, shall service, maintain, repair and keep each Unit (i) in good repair and operating condition, ordinary wear and tear excepted, (ii) in accordance with (a) prudent Class I railroad industry maintenance practices in existence from time to time and (b) manufacturer’s recommendations to the extent required to maintain such manufacturer’s warranties in effect with respect to such Unit, (iii) in a manner consistent with the standards and scheduling of service, maintenance, overhaul and repair practices used by Borrower in respect of equipment owned, leased or operated by Borrower similar in type to such Unit, (iv) in compliance, in all material respects, with all applicable laws and regulations, including any applicable United States EPA Regulations and any applicable AAR Mechanical Standards and Federal Railroad Administration regulations as applicable to continued use by Borrower; provided, however, that Borrower may contest the validity or application of any such law, regulation, requirement or rule in a Permitted Contest.

(b) Borrower shall maintain all records, logs and other materials required to be maintained in respect of each Unit by the AAR (including the Interchange Rules) the United States Department of Transportation, or any other governmental authority having jurisdiction over such Unit.

(c) Borrower shall be entitled to the possession of the Units and to the use of the Units in the United States, Mexico and Canada, by it, or any of its Affiliates, in the general operation of Borrower’s, or any such Affiliate’s, freight rail business upon lines of railroad owned or operated by it, or any such Affiliate, upon lines of railroad over which Borrower, or any such Affiliate has trackage or other operating rights or over which locomotives of Borrower or any such Affiliate are regularly operated pursuant to customary through or run-through agreements; provided, however, (i) all Units subject to the KCSM Lease shall at all times remain in the control (which may be pursuant to contract) of KCSM while being operated in Mexico, (ii) for all other Units, the operation of such Units in Mexico (x) shall consist solely of service operating between points in the United States and/or Canada and Mexico and usage reasonably incidental or ancillary thereto, (y) shall be subject to the KCSM Run-Through Agreement and (z) while such Units are located in Mexico, shall remain at all times within the control (which may be pursuant to contract ) of KCSM and (iii) no Unit shall be used in Mexico if (w) the KCSM Lease or the KCSM Run-Through Agreement applicable such Unit shall have been terminated or cease to be in full force and effect, (x) KCSM is not an Affiliate of Borrower, (y) an event of the type described in Section 6.1(h) shall have occurred in respect of KCSM or (z) an Event of Default shall have occurred and be continuing and, except in the case of an Event of Default under Section 6.1(h) where upon the occurrence thereof further use of any Unit in Mexico is prohibited, the Administrator has given notice to Borrower of such Event of Default and that use of the Units in Mexico shall be prohibited. Borrower shall give the Administrator and KCSM prompt written notice of any of the events described in clauses (w) – (z) of the foregoing subsection (iii) and shall, upon the occurrence of such event or , if required under clause (z), upon receipt of notice, promptly cause such the affected Units to be returned to the United States.

(d) Borrower agrees not to operate or locate any Unit, or to suffer any Unit, by lease or otherwise, to be operated or located, in any area excluded from coverage by any insurance policy required by the terms of Section 4.4.

(e) Borrower shall use the Units only for the purpose and in the manner for which they were designed and intended and in compliance, in all material respects, with all laws, regulations and guidelines of any governmental body, the Association of American Railroads, the Federal Railroad Administration and the Surface Transportation Board and their successors and assigns provided, however, that Borrower may at its own expense in good faith, contest the validity or application of any such law, regulation, requirement or rule in a Permitted Contest.

(f) Borrower, consistent with its capital resources, will maintain its capital program, equipment, facilities and operations on a continuous basis pursuant to 45 U.S.C. Section 822(h)(1)(B).

Section 4.7 Cargo Preference.

To the extent applicable, pursuant to U.S. Department of Transportation, Maritime Administration regulations, “Cargo Preference U.S. Flag Vessels,” 46 C.F.R. Part 38 and 46 U.S.C. Section 55305, Borrower shall insert the following clauses in contracts let by Borrower in which equipment, materials or commodities may be transported by ocean vessel in operating and maintaining the Project:

As required by 46 C.F.R. Part 381, the contractor agrees:

(a) To utilize privately owned United States-flag commercial vessels to ship at least fifty percent (50%) of the gross tonnage (computed separately for dry bulk carriers, dry cargo liners and tankers) involved whenever shipping any equipment, materials or commodities pursuant to this contract to the extent such vessels are available at fair and reasonable rates for United States-flag commercial vessels.

(b) To furnish within twenty (20) days following the date of loading for shipments originating within the United States, or within thirty (30) working days following the date of loading for shipment originating outside the United States, a legible copy of a rated “on-board” commercial ocean bill-of-lading in English for each shipment of cargo described in paragraph (1) above to the recipient (through the prime contractor in the case of subcontractor bills-of-lading) and to the Division of Cargo Preference and Domestic Trade, Maritime Administration, 1200 New Jersey Avenue, S.E., Washington, DC 20590, marked with appropriate identification of the Project.

(c) To insert the substance of the provisions of this clause in all subcontracts issued pursuant to this contract.

Section 4.8 Participation by Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals.

(a) To the extent permitted by applicable law, Borrower agrees to: (1) provide maximum practicable opportunities for small businesses, including veteran-owned small businesses and service disabled veteran-owned small businesses, and (2) implement best practices, consistent with our nation’s civil rights and equal opportunity laws, for ensuring that all individuals – regardless of race, gender, age, disability and national origin – benefit from activities funded through this Agreement.

(b) An example of a best practice under (a)(2) above would be to incorporate key elements of the Department’s Disadvantaged Business Enterprise (“DBE”) program (see 49 C.F.R. Part 26) in contracts under this Agreement. This practice would involve setting a DBE contract goal on contracts funded under this Agreement that have subcontracting possibilities. The goal would reflect the amount of DBE participation on the contract that Borrower would expect to obtain absent the effects of discrimination and consistent with the availability of certified DBE firms to perform work under the contract. When a DBE contract goal has been established by Borrower, the contract would be awarded only to a bidder/offer that has met or made (or in the case of a design/build project, is committed to meeting or making) documented, good faith efforts to reach the goal. Good faith efforts are defined as efforts to achieve a DBE goal or other requirement of this Agreement which, by their scope, intensity and appropriateness to the objective can reasonably be expected to achieve the goal or other requirement.

(c) Borrower must provide the Administrator with a plan for incorporating the above best practice into its implementation of the Project within thirty (30) days following execution of this Agreement. If Borrower is not able to substantially incorporate 49 C.F.R. Part 26 elements in accordance with the above-described best practice, Borrower agrees to provide the Administrator with a written explanation and an alternative program for ensuring the use of contractors owned and controlled by socially and economically disadvantaged individuals.

Section 4.9 Financial and Other Reporting Obligations.

(a) Borrower shall at its own cost and expense continue to keep full, complete and current books and records of its business and financial affairs and with respect to the Project in accordance with generally accepted accounting principles consistently applied.

(b) To the extent that Borrower does not already supply the following under existing obligations to the Administrator, Borrower shall deliver to the Administrator, accompanied by a letter referring to this Financing Agreement:

(i)	as soon as available and in any event within sixty (60) days after the end of each quarterly period, except the last, of each fiscal year, consolidated financial statements of KCS and it consolidated subsidiaries, including financial information with respect to Borrower and which may be on form 10Q, containing consolidated balance sheets of KCS and its consolidated subsidiaries as at the end of such period, together with the related consolidated statements of income and cash flows of KCS and its consolidated subsidiaries for the period beginning on the first day of such fiscal year and ending on the last day of such quarterly period, setting forth in each case (except for the consolidated balance sheet) in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and prepared in accordance with generally accepted accounting principles and certified by any Vice President, the Treasurer, the Chief Financial Officer or any Assistant Treasurer of KCS;

(ii)

as soon as available and in any event within one hundred twenty (120) days after the last day of each fiscal year, a copy of KCS’s annual audited report covering the operations of KCS and its consolidated subsidiaries, including financial information with respect to Borrower and which may be on form 10-K, containing consolidated balance sheets, and related consolidated statements of income and retained earnings and consolidated statement of cash flows of KCS and its consolidated subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis, which statements will have been certified by a firm of independent public accountants of recognized national standing selected by KCS;

(iii)	(x) as soon as available, one copy of KCS’s Annual Report to its shareholders and any amendment, restatement modification or supplement to, or any credit facility that replaces or refinances, the KCSR Credit Agreement and (y) as soon as practicable after filing and in all events not later than the delivery of the information delivered pursuant to clause (i) or (ii) above, a copy of each filing made by KCS with the SEC on form 8-K during the period to which information relates;

(iv)	as soon as available and in any event within one hundred twenty (120) days after the last day of each fiscal year, a certificate signed by any Vice President, the Treasurer, the Chief Financial Officer or any Assistant Treasurer of Borrower stating that he/she has reviewed the activities of Borrower during such year and that Borrower during such year has kept, observed, performed and fulfilled each and every covenant, obligation and condition contained herein and in the other Loan Documents, or if a Default or Event of Default shall exist, specifying such Default or Event of Default and status thereof;

(v)	as soon as available and in any event within five (5) Business Days after provided to the Surface Transportation Board, a copy of the R-1 report filed with the Surface Transportation Board by the Borrower;

(vi)	prompt notice, not later than five (5) Business Days after a Responsible Person of Borrower becomes aware of the event, of any change in the delivery schedule of the Units resulting in a delay exceeding ninety (90) days and provide in that notice an explanation for such change;

(vii)	prompt notice, not later than five (5) Business Days after a Responsible Person of Borrower becomes aware of the event, of the commencement of or any material development in any legal proceeding involving Borrower or any Affiliate or related to the Collateral, that if adversely determined, could reasonably be expected to have a Material Adverse Effect or otherwise expose the Administrator to civil or criminal sanctions;

(viii)	prompt notice, not later than five (5) Business Days after a Responsible Person of Borrower becomes aware of the occurrence, of any Default or Event of Default by Borrower under this Agreement, the circumstances thereof and the steps that Borrower is taking to cure or remediate the effect thereof;

(ix)	promptly following the Administrator’s reasonable request, such other information regarding the status, condition, lien perfection and location of the Collateral, and other information related to Borrower’s performance of its obligations under the Loan Documents; and

(x)	together with any information required to be delivered pursuant to clause (i) or (ii) above, a copy of any certificate or other document delivered from time to time to the Administrative Agent under (and as defined in) the KCSR Credit Agreement containing any computation of any financial maintenance covenant set forth in the KCSR Credit Agreement with respect to such quarterly period or fiscal year, as applicable (it being acknowledged and agreed that as of the date hereof, a copy of any schedule delivered to such Administrative Agent pursuant to Section 5.03(b)(i)(B) or 5.03(c)(i)(B) (as applicable) of the KCSR Credit Agreement (as in effect on the date hereof) shall be required to be delivered hereunder), provided that, in the event that the KCSR Credit Agreement is terminated or refinanced in full other than with a bank credit facility containing one or more financial maintenance covenants, the Borrower shall continue to deliver to Administrator copies of such certificates or other documents on or prior to the date on which the information required under clause (i) or (ii) above is delivered, assuming for these purposes that the financial maintenance covenant(s) in effect at the time of such termination or refinancing continue to be tested on such future date(s).

If at any time Borrower shall become subject to the public reporting requirements of the SEC or Borrower shall cease to be a consolidated subsidiary of KCS, then the reporting requirements of paragraphs (i) through (iii) above shall apply directly to Borrower. As long as KCS is subject to the information requirements of the Securities Exchange Act of 1934 and Borrower is a consolidated subsidiary of KCS, Borrower shall be deemed to have furnished its reports on forms 10-K, 10-Q or 8-K permitted under clauses (i), (ii) or (iii) at the time the Administrator shall have been advised in writing either by mail, or by electronic mail to an e-mail address specified by the Administrator from time to time, that such reports have been posted to the SEC’s homepage on the internet or at Borrower’s homepage on the internet and such reports are publicly available.

Section 4.10 Compliance with Applicable Laws.

Borrower shall own and hold its properties and conduct its projects and shall operate and maintain the Units in conformity in all material respects with (x) all applicable Federal, state, and local laws, statutes, ordinances, regulations and orders of governmental authorities and (y) all requirements of such foreign jurisdictions as may be applicable and will promptly comply in all material respects with any such laws, statutes, ordinances, regulations and orders, subject to the right to pursue a Permitted Contest.

The following list of Federal laws is illustrative of the type of requirements which may be applicable to transportation projects. It is not intended to be exhaustive.

(a) The Americans With Disabilities Act of 1990 and implementing regulations (42 U.S.C. 12101 et seq.; 28 C.F.R. Part 35; 29 C.F.R. Part 1630).

(b) Title VI of the Civil Rights, Act of 1964, as amended (42 U.S.C. 2000d et seq.; 42 U.S.C. 5332) and United States Department of Transportation regulations, 49 C.F.R. Parts 21 and 23.

(c) Section 504 of the Rehabilitation Act of 1973 (29 U.S.C. 794) and United States Department of Transportation regulations, 49 C.F.R. Part 27.

(d) The Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, as amended (42 U.S.C. 4601 et seq.).

(e) Equal Employment Opportunity requirements under Executive Order 11246 dated September 24, 1965 (30 F.R. 12319), any Executive Order amending such order, and implementing regulations (41 C.F.R. Part 60).

(f) Restrictions governing the use of Federal appropriated funds for lobbying (31 U.S.C. 1352; 49 C.F.R. Part 20).

(g) The Clean Air Act, as amended (42 U.S.C. 1857 et seq., as amended by Pub.L. 91-604).

(h) The National Environmental Policy Act of 1969 (42 U.S.C. 4321 et seq.).

(i) The Federal Water Pollution Control Act, as amended (33 U.S.C. 1251 et seq., as amended by Pub.L. 92-500).

(j) The applicable requirements of 49 C.F.R. Part 26 relating to the Disadvantaged Business Enterprise program.

(k) The Endangered Species Act (16 U.S.C. 1531, et seq.)

Section 4.11 Domestic Buying Preference.

Borrower shall comply with the provisions regarding the purchase of steel, iron and other manufactured goods in respect of the Project, as set forth in the Federal Railroad Administration’s Notice Regarding Consideration and Processing of Applications for Financial Assistance under the Railroad Rehabilitation and Improvement Financing (RRIF) Program, 75 Federal Register 60165 (2010).

Section 4.12 Audit and Inspection Rights.

(a) Borrower shall provide representatives of the Administrator and the Comptroller General of the United States free access, at their sole cost and expense unless a Default shall have occurred and be continuing, during normal business hours and upon reasonable advance notice to examine and inspect the Collateral and all books, accounts, records, reports related thereto and to the Project. Such access shall be granted to the extent deemed necessary to facilitate any audit or inspection to determine compliance by Borrower with this Agreement or to inspect any equipment or facilities relating to the Project or to Borrower’s obligations under this Agreement. Borrower agrees to cooperate with such representatives in connection with any audits and/or inspections. Such representatives shall have the right to discuss with the Officers of Borrower the business and affairs of Borrower and Borrower shall use its best efforts to attempt to obtain for such representatives the right with respect to its contractors and subcontractors to discuss their business and affairs relating to the Agreement and the Project.

(b) Provided no Default or Event of Default shall have occurred and be continuing, no inspection of the Units pursuant to this Section 4.13 shall unreasonably interfere with the use, operation or maintenance of the Units or the normal conduct of Borrower’s business, and Borrower shall not be required to undertake or incur any additional liabilities in connection therewith.

Section 4.13 Reporting Marks.

(a) On or before each Advance Date, Borrower shall cause each Unit being financed on such date to be numbered with the reporting mark shown on Schedule I to the Security Agreement and, within thirty (30) days of the applicable Advance Date and at all times thereafter, shall cause each Unit to be plainly, distinctly, permanently and conspicuously marked by a plate or stencil printed in contrasting colors upon each side of each Unit, in letters not less than one inch in height, a legend substantially as follows:

“OWNERSHIP SUBJECT TO A SECURITY AGREEMENT FILED

WITH THE SURFACE TRANSPORTATION BOARD”

with appropriate changes thereof and additions thereto as from time to time may be required by law in order to protect the Administrator’s right, title and interest in and to such Unit and its rights under the Collateral Documents. In addition, within ninety (90) days of the applicable Advance Date and at all times thereafter Borrower shall cause each Unit to contain a readily visible plate or stencil printed in contrasting colors, as approved by the Administrator, stating substantially as follows:

“FINANCING FOR THIS LOCOMOTIVE WAS PROVIDED BY

THE UNITED STATES FEDERAL RAILROAD ADMINISTRATION UNDER THE

RAILROAD REHABILITATION AND IMPROVEMENT FINANCING PROGRAM.”

Except as provided hereinabove, Borrower will not place any such Units in operation or exercise any control or dominion over the same until the required legend shall have been so marked on both sides thereof, and will replace promptly any such word or words in such legend which may be removed, defaced, obliterated or destroyed. Borrower will not change the reporting mark of any Unit except in accordance with a statement of new reporting marks to be substituted therefor, which statement shall be delivered to the Administrator by Borrower and a supplement to the Collateral Documents with respect to such new reporting marks shall be filed or recorded by Borrower in all public offices where the Collateral Documents shall have been filed or recorded.

(b) Borrower may cause the Units to be lettered with its name or initials or other insignia customarily used by Borrower, on railroad equipment used by it of the same or a similar type, and Borrower will not allow the name of any Person other than the name of Borrower, to be placed on any Unit as a designation that might reasonably be interpreted as a claim of ownership, provided that so long as the KCSM Lease remains in effect, Borrower may cause the Units subject thereto to be lettered with its name or initials or other insignia customarily used by KCSM.

(c) On or before June 30, 2012, and on or before each June 30 thereafter, Borrower will furnish to the Administrator (i) an accurate statement, as of the preceding December 31, showing the reporting marks of the Units, identifying each Unit that may have suffered an Event of Loss during the twelve (12) months ending on such December 31 (or since the applicable Advance Date, in the case of the first such statement).

Section 4.14 Section 1168 of the Bankruptcy Code.

Borrower shall at all times remain a “railroad”, as such term is defined in Section 101 (44) of the U.S. Bankruptcy Code, such that Borrower’s obligations under the Lease shall be subject to the provisions of Section 1168 of the Bankruptcy Code. Borrower shall not take any action which would cause Section 1168 of the Bankruptcy Code to cease to be applicable to this transaction or, in connection with any bankruptcy proceedings involving Borrower or any of its Affiliates, take a position in the United State Bankruptcy Court that is inconsistent with the rights of the Administrator under such Section 1168 of the Bankruptcy Code.

Section 4.15 Employee Protection.

Borrower shall make fair and equitable arrangements, in accordance with 45 U.S.C. 836, to protect the interests of any employees not otherwise protected under Title V of the Regional Rail Reorganization Act of 1973 (45 U.S.C. 771 et seq.) who may be adversely affected by actions taken pursuant to, or as a consequence of, this Agreement.

Section 4.16 Confirmation of Registration with Mexico’s Railroad Registry and Opinion.

Within forty (40) Business Days from the Initial Advance Date (or such longer period requested by Borrower due to events outside of its control and consented to by the Administrator, such consent not to be unreasonably withheld or delayed), (a) Borrower shall provide satisfactory evidence that the registrations with Mexico’s Railroad Registry described in clause (iii)(y) of the definition of Security Interest Filings (Section 1.1(eee)) have been made and confirmed by said agency and (b) the Administrator shall have received a favorable opinion from White & Case S.C., special Mexico counsel to Borrower and, substantially in the form of Exhibit I hereto and otherwise in form, scope and substance reasonably satisfactory to the Administrator.

ARTICLE V

NEGATIVE COVENANTS OF BORROWER

Until payment and satisfaction in full of all Indebtedness hereunder (other than contingent obligations with respect to indemnities for which a claim has not been made), Borrower shall not take any of the following actions without the prior written consent of the Administrator:

Section 5.1 [Reserved].

Section 5.2 [Reserved].

Section 5.3 Conduct of Business; Deployment of Assets.

(a) Borrower shall not at any time engage directly or indirectly in any business other than its business as a common carrier railroad as engaged in by the Borrower and its subsidiaries as of the Initial Advance Date and reasonable extensions thereof and business ancillary or complementary thereto.

(b) Borrower will not use any revenue or assets from its railroad or intermodal operations for purposes not related to such operations if the use would impair the ability of Borrower to provide rail or intermodal services in an efficient and economic manner or would adversely affect the ability of the Borrower to perform any of its obligations under any Loan Document, all in accordance with 45 U.S.C. Section 822(h)(1)(A).

Section 5.4 Prohibited Interest.

Except as between Borrower and its Affiliates:

(a) Borrower shall not, after the date of this Agreement, enter into any contract, subcontract or arrangement in connection with the financing of, or the carrying out of, work to be performed under this Agreement in which any director or officer of Borrower during his or her subsequent tenure or more recently than two years before the date of such contract (if his or her tenure is continuing) shall have or shall have had any personal interest, direct or indirect, in the counterparty to such contract, subcontract or arrangement unless such contract is entered into on a publicly advertised, sealed-bid basis, the recipient is the lowest qualified bidder on such basis, such director or officer recuses himself or herself from further dealings with respect to such contract, subcontract or arrangement, and written records of the entire transaction are sufficient to satisfy the Administrator upon inspection.

(b) Borrower shall not knowingly allow any contractor or subcontractor of Borrower to enter into any contract, subcontract or other arrangement related to the Project if any of Borrower’s officers, directors or any members of the immediate family of one of the foregoing has any material interest in the contract, subcontract or arrangement, unless the other party (or parties) to such contract, subcontract or arrangement is the lowest qualified bidder on a publicly advertised, sealed-bid basis and written records of the entire transaction are sufficient to satisfy the Administrator upon inspection.

(c) Borrower shall not allow any member of or delegate to Congress to share any benefit that may arise from this Agreement; but this provision shall not restrict the making of any contract with a publicly held entity for the general benefit of such entity.

(d) Borrower shall not pay any full-time employee of the Federal government any consulting fees, salaries or travel expenses from any Federal funds provided under this Agreement except where specifically authorized by statute.

Section 5.5 Merger, Acquisition or Sale of Assets.

Borrower shall not consolidate with or merge into any other Person or convey, transfer or lease substantially all of its assets to any Person unless (i) the Person formed by such consolidation or into which Borrower is merged or the Person which acquires by conveyance, transfer or lease substantially all of the assets of Borrower shall execute and deliver to the Administrator an agreement containing the assumption by such successor corporation of the due and punctual performance and observance of each covenant and condition of the Loan Documents, (ii) immediately after giving effect to such transaction, no Event of Default shall have occurred solely as a result of such consolidation or merger or such conveyance, transfer or lease and (iii) the Administrator shall be entitled to the benefits of Section 1168 of the Bankruptcy Code to same extent as immediately prior to such merger, consolidation or transfer. If Borrower shall have consolidated with or merged into any other Person or conveyed, transferred or leased substantially all of its assets, the surviving Person or Person to whom Borrower’s assets were conveyed or owning such leasehold interest after such event shall deliver to the Administrator, an opinion of counsel confirming that the assumption agreement pursuant to which such Person assumed the obligations of Borrower shall have been duly authorized, executed and delivered by such Person and that such agreement is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms

Section 5.6 Liens and Leases.

(a) Borrower (i) will not, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on or with respect to any Unit, any part thereof or the title thereto and (ii) at its own expense will promptly discharge any such Lien which arises; provided, that Borrower may at its own expense in good faith, contest the validity or application of any such Liens in a Permitted Contest.

(b) Borrower shall not, without the prior written consent of the Administrator, lease any Unit, except that, Borrower may lease the five (5) Units identified in the KCSM Lease to KCSM pursuant to the terms thereof and may deliver possession and control of the remaining Units, from time to time, to KCSM pursuant to the terms of the KCSM Run-Through Agreement, which KCSM Lease and KCSM Run-Through Agreement are and shall be subject and subordinate to the Lien of the Administrator in the Collateral.

(c) Borrower shall not sell, convey, or suffer the transfer of title to any Unit or any portion of the Collateral prior to the release of the Lien of the Administrator pursuant to the terms hereof.

Section 5.7 Abandonment of Rail Line.

Borrower shall not seek authorization from the Surface Transportation Board to abandon any of its rail lines, if such abandonment could reasonably be expected to have a Material Adverse Effect.

Section 5.8 Amendment of Documents.

So long as Borrower shall permit the operation of, or reserves the right to operate, any Unit in Mexico or any Unit shall be subject to the KCSM Lease, Borrower shall not amend, modify or supplement the KCSM Lease or the KCSM Run-Through Agreement (a) unless a copy of such amendment, modification or supplement shall have been provided to the Administrator and (b) without the prior written consent of the Administrator, which consent will not be withheld or delayed if such amendment, modification or supplement could not reasonably be expected to have a Material Adverse Effect (it being acknowledged and agreed that (i)(x) no automatic renewal or extension or the KCSM Lease pursuant to the terms thereof or (y) no change to the “Rate” under (and as defined in) the KCSM Run-Through Agreement, in each case, shall have such an effect and (ii) if the Administrator fails to respond to a request for consent within 30 days, such consent shall be deemed given).

Section 5.9 [Reserved].

Section 5.10 Funds not to be Used for Operating Expenses.

Borrower shall not use any of the Advances for “railroad operating expenses” within the meaning of Section 822 of Title 45 of the United States Code and related regulations (it being understood and agreed that any use of proceeds permitted under Section 4.2 shall not be prohibited under this Section 5.10).

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

Section 6.1 Events of Default.

The following shall be Events of Default under this Agreement:

(a) Borrower shall fail to pay any interest on or principal of the Notes within five (5) calendar days after the same shall become due or shall fail to pay any interest at the Overdue Rate when due;

(b) Borrower shall fail to make any payment due to the Administrator under the Loan Documents (other than any failure to make a payment specified in clause (a) above) when due and such failure shall continue for ten (10) Business Days);

(c) Borrower’s breach in the due observance or performance of any covenant or condition contained in Article V;

(d) Borrower shall fail to carry and maintain insurance on or with respect to any Unit in accordance with the requirements of Section 4.4;

(e) The Lien of the Administrator in the Collateral shall cease to be perfected or rank first in priority or the Collateral shall be subject to a Lien other than a Permitted Lien;

(f) Any Loan Party’s breach in the due observance or performance of any other covenant or condition contained in this Agreement or any other Loan Document or KCSM’s breach in the due observance or performance of any other covenant or condition contained in any Collateral Document, if, in any such case, such breach shall continue uncured for a period of forty-five (45) days after a Responsible Person of Borrower or an Officer of Borrower shall have knowledge of such breach;

(g) The representations or warranties made by Borrower herein or in any other Loan Document or by KCSM in any Collateral Document shall prove to be untrue or incomplete in any material respect as of the date hereof or any other representation or warranty made by Borrower herein or any statement, certificate or information furnished by or on behalf of Borrower hereunder shall prove to be untrue or incomplete in any material respect as of the date on which the matters therein set forth were stated or certified;

(h) Any Loan Party’s (i) making a general assignment for the benefit of creditors, or (ii) applying for or consenting to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, or (iii) being adjudicated a bankrupt or insolvent, or (iv) filing a voluntary petition in bankruptcy or filing a petition or answer seeking reorganization or an arrangement with creditors who are seeking to take advantage of any other law (whether Federal or state) relating to relief of debtors or admitting by answer (by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, arrangement, insolvency or other proceeding (whether Federal or state) relating to relief of debtors, or (v) suffering or permitting to continue unstayed and in effect for sixty (60) days or more any judgment, decree or order entered by a court of competent jurisdiction which approved a petition seeking reorganization of such Loan Party or appoints a receiver, trustee or liquidator of all or a substantial part of its assets;

(i) Failure to pay any interest or principal, when same shall be due and payable, after any applicable grace period, on any indebtedness for borrowed money of any Loan Party owed to Persons other than Affiliates of Borrower (not including accounts payable, interline settlements accounts, but including capitalized leases and permanent contingent liabilities for letters of credit and for hedging arrangements) that, individually or in the aggregate has outstanding principal of $30,000,000;

(j) Borrower shall be in breach of its obligations under clause (iii) of the proviso to Section 4.6(c); or

(k) An “Event of Default” as defined in the KCSR Credit Agreement shall have occurred thereunder and shall continue unremedied for a period of thirty (30) days, to the extent such Event of Default results directly from a failure by Borrower to comply with (i) any financial maintenance covenant from time to time specified therein, including (without limitation), as of the date hereof, the financial maintenance covenants specified in Section 5.04 of the KCSR Credit Agreement as in effect on the date hereof or (ii) any negative covenant from time to time contained therein restricting Borrower’s ability to declare or pay dividends or make other distributions, including (without limitation), as of the date hereof, the negative covenant contained in Section 5.02(g) of the KCSR Credit Agreement as in effect on the date hereof.

Section 6.2 Remedies.

(a) Upon the occurrence of any Event of Default specified in Section 6.1 hereof, the obligation of the Administrator to make any Advance hereunder shall be immediately suspended, and the Administrator may exercise any one or more of the following remedies:

(i)	terminate the obligation of the Administrator to make Advances,

(ii)	declare the Notes, and all interest thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without presentment, demand, protest or notice, which declaration, except in the case of an Event of Default under Section 6.1(h) shall be made by written notice to Borrower, and in the case of an Event of Default under Section 6.1(h) shall be deemed made immediately upon the occurrence of such Event of Default,

(iii)	exercise or rights and remedies of a secured creditor under the Collateral Agreements,

(iv)	exercise any other right or remedy whether specified herein or inherent in law or equity, which shall not be exclusive and shall be cumulative, including, to the extent permitted by applicable law, enforcement through an order for specific performance of each of Borrower’s obligations underlying any Event of Default.

(b) Borrower agrees not to contest the applicability of specific performance as a remedy, notwithstanding that an action at law for damages may be available.

(c) Borrower shall be liable for all costs and expenses incurred by Administrator, including expenses of its counsel and court costs, incurred in connection with the enforcement of its rights hereunder, including any proceeding brought or threatened to enforce payment or performance hereunder; and Borrower shall promptly pay any such cost or expense upon the request of the Administrator.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Incorporation of Exhibits, Schedules and Documents.

All references herein to this Agreement shall be deemed also to refer to the exhibits and schedules attached hereto and shall be a part hereof as if the provisions thereof had been set forth in their entirety herein.

Section 7.2 Entire Agreement.

This Agreement, together with other Loan Documents, embodies the entire agreement and understanding between Borrower and the Administrator and supersedes all prior agreements and understandings relative to the subject matter hereof.

Section 7.3 Parties Bound; Right to Assign.

All the terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, each of the parties hereto and their legal representatives and assigns (including subsequent permitted Holders) to the extent of their respective interests and obligations hereunder; provided, however, that this Agreement may not be transferred or assigned by Borrower, except as provided in Section 5.5 hereof, without the prior written consent of the Administrator.

Section 7.4 Expenses and Further Assurances.

(a) Borrower shall pay all counsel fees and expenses incurred by the Administrator in connection with the application, negotiation, documentation and closing of the transactions contemplated by this Financing Agreement, it being acknowledged and agreed by the parties hereto that all such fees and expenses have been paid and satisfied in full by the Borrower as of the date hereof. Borrower shall pay directly all expenses incurred or associated with the Security Interest Filings, including, without limitation, filing and recording fees associated therewith, fees for translation services required in respect of any Collateral Document, and the fees and expenses of counsel delivering the opinions required by Sections 2.8(j) or 2.9.

(b) Borrower further agrees that from time to time, at its direct expense, Borrower will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Administrator may reasonably request, in order to perfect and protect any security interest granted or purported to be granted by Borrower under any Collateral Document or to enable the Administrator to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Borrower will promptly and at its direct expense, with respect to Collateral: (i) prepare and file continuation statements with respect to any financing statements filed in respect of the Collateral, (ii) prepare, execute, authenticate and file or deliver such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Administrator may request, in order to perfect and preserve the security interest granted or purported to be granted by Borrower hereunder or under the Collateral Documents; and (iii) deliver to the Administrator copies of all such statement, notices or filings and evidence that all other action that the Administrator may deem reasonably necessary or desirable in order to perfect and protect the security interest created by Borrower under this Agreement or the under the Collateral Documents has been taken. Borrower shall pay directly the reasonable fees and expenses of counsel to the Administrator incurred in the connection with the administration of the Loan and the transactions contemplated by the Loan Documents.

Section 7.5 Notices; Action to be Taken.

Any notice required or submitted hereunder shall be deemed given if delivered in person or mailed by registered or certified mail, return receipt requested and postage prepaid, to the following addresses of the parties hereto or at such addresses as either Borrower or the Administrator shall from time to time designate by written notice:

Borrower:

Address of Borrower for Mail Delivery:

The Kansas City Southern Railway Company

P.O. Box 219335

Kansas City, MO 64121-9335

Attention: Treasurer

Facsimile No.: (816) 983-1198

Telephone No.: (816) 983-1802

Address of Borrower for Courier and Similar Delivery:

The Kansas City Southern Railway Company

427 West 12th Street

Kansas City, MO 64105

Attention: Treasurer

Facsimile No.: (816) 983-1198

Telephone No.: (816) 983-1802

With a copy by courier service to:

The Kansas City Southern Railway Company

427 West 12th Street

Kansas City, MO 64105

Attention: General Counsel

Facsimile No.: (816) 983-1227

Telephone No.: (816) 983-1324

Administrator:

Federal Railroad Administration

1200 New Jersey Avenue, S.E.

Washington, D.C. 20590

Office of Railroad Policy and Development

Attn: Chief of Credit Programs

With a copy to Attn:

Assistant Chief Counsel, General Law Division

Office of the Chief Counsel

All notices mailed shall be deemed given on the date received at the office of the party to whom notice is to be given as evidenced by a personal delivery receipt or the registered or certified mail return receipt.

Section 7.6 Release of Information.

The Administrator shall not disclose any Confidential Information (as defined below) to any person without the consent of Borrower, other than (a) to the Administrator’s officers, directors, employees, agents and advisors and to actual or prospective assignees and then only on a confidential basis, (b) as required by any law (including the Freedom of Information Act (FOIA) (5 U.S.C. § 552)), rule or regulation or judicial process, and (c) as requested or required by any state or Federal law regulating the Administrator. “Confidential Information” means (i) this Agreement and each other Loan Document and (ii) information designated in writing as confidential by Borrower that Borrower furnishes to the Administrator, but does not include any such information that is or becomes generally available to the public without a violation of this Section 7.6 or that is or becomes available to the Administrator from a source other than Borrower which the Administrator does not have reason to believe is confidential information. For purposes of the FOIA, confidential shall have the meaning applied through FOIA exemption 4 (5 U.S.C. § 552(b)(4)).

Section 7.7 No Waiver by Administrator or Holder.

No course of dealing on the part of the Administrator, nor any failure or delay by the Administrator with respect to exercising any right, power or privilege under the Indebtedness, this Agreement or the other Loan Documents shall operate as a waiver thereof, or of any other right, power or privilege, nor shall the Administrator’s failure to exercise any rights granted in the Indebtedness, this Agreement or the other Loan Documents in the event of breach or default by Borrower, or the Administrator’s exercise of any single or partial exercise of any such right, power or privilege hereunder, operate as a waiver thereof, or of any other right, power or privilege.

Section 7.8 Governing Law.

This Agreement has been and shall be construed in accordance with and governed by Federal law of the United States, if and to the extent applicable, and otherwise by the laws of the State of New York. Any action brought hereunder shall be brought in the federal courts of the District of Columbia. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE

FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION ON THE GROUNDS OF VENUE, FORUM NON-CONVENIENS OR ANY SIMILAR GROUNDS, AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY ANY MANNER PERMITTED BY APPLICABLE LAW (PROVIDED A COPY OF SUCH SERVICE IS DELIVERED BY COURIER TO THE OFFICE OF THE CHIEF COUNSEL OF THE FEDERAL RAILROAD ADMINISTRATION) AND CONSENTS TO THE JURISDICTION OF SAID COURTS.

Section 7.9 Waiver of Jury Trial.

THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES HERETO AND THERETO. THE PARTIES HERETO HEREBY AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED.

Section 7.10 Indemnification.

(a) Borrower shall indemnify and hold harmless the Administrator, and its successors and assigns, subsidiaries and affiliates and their respective representatives, directors, officers, employees and agents (each, an “Indemnitee”) from and against any and all Losses relating to or arising out of or in connection with, or in any way resulting from:

(i)	the execution, delivery, performance, administration or enforcement of this Agreement and the other Loan Documents, including the Notes or the use of the proceeds thereof,

(ii)	any breach by Borrower of any provision of this Agreement or the other Loan Documents or any violation by Borrower of any of its duties herein or therein and any Event of Default hereunder and any exercise of remedies in connection therewith;

(iii)	any violation by Borrower of any law, interchange rules, AAR requirements or other operating standard or requirements, in each case arising out of or in relation to the Project or any Loan Document;

(iv)	the manufacture, design, construction, purchase, use, possession, leasing, subleasing, operation, transportation, maintenance, condition, repair, replacement, return or storage of any Unit or, including, without limitation, any claims arising with respect to death or injury to person or property;

(v)	any pollution, contamination, environmental impairment or similar condition (including, without limitation, any such resulting from seepage, leakage, spillage, discharge, emission or release), directly or indirectly caused by or resulting in whole or in part from the use, possession, leasing, subleasing, storage, operation, transportation, maintenance, condition, repair, replacement, return or storage of any Unit;

(vi)	any environmental law or regulatory compliance requirements (including, but not limited to, obligations under environmental permits, approvals, consents, licenses, certificates and authorizations) applicable to the use, possession, leasing, subleasing, operation, maintenance, condition, repair, replacement, return or storage of any Unit under any and all foreign or domestic, federal, state or local laws, ordinances, treaties, regulations, codes, rules, orders, guidelines, policies or requirements of any governmental authorities which regulate or impose standards of liability or conduct concerning air, water, soils, wetlands and watercourses, solid waste, hazardous waste, hazardous materials, worker and community right-to-know, noise, resource protection, health protection and similar environmental, health, safety, and land use concerns as may now or at any time hereafter be in effect;

(vii)	any claim in connection with a design or other defect (latent or patent) in any Unit; and

(viii)	any claim for Borrower’s negligence or strict or absolute liability in tort arising out of or in relation to any Unit, the Project or any Loan Document.

(b) For purposes of this Section 7.10 “Losses” means all fees, costs and out-of-pocket expenses arising out of or in connection with any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, losses (including loss of use), liabilities, damages (including damages to property and injuries or death of persons, and including consequential damages claimed or asserted against the Indemnitee), penalties, fines, amounts paid in settlement, taxes or liens, including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses of counsel, court costs, and costs incurred in connection with any investigation, cleanup, remedial, removal or restoration work.

(c) Notwithstanding the foregoing paragraph (a), Borrower shall not have any obligation for any Losses to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by the willful misconduct or gross negligence of, or any breach of any contractual obligation to Borrower, KCS or KCSM by, the party or entity seeking indemnification, any Affiliate of such party or entity or any of their respective directors, officers, employees or agents.

(d) In case any action or proceeding is brought against an Indemnitee by reason of any claim with respect to which such Indemnitee is entitled to indemnification hereunder, Borrower, upon request from such Indemnitee, shall and, at upon notice to such Indemnitee, may defend the same and such Indemnitee shall cooperate with Borrower at the expense of Borrower in connection therewith; provided any such defense shall be subject to any requirements of law relating to eligible counsel who may defend such Indemnitee. Nothing herein shall be construed as a waiver of any legal immunity that may be available to any Indemnitee. All amounts due to any Indemnitee under this Section 7.10 shall be payable promptly upon demand therefor together with invoices supporting such demand.

(e) The obligations of Borrower under this Section shall survive the payment or prepayment in full of the Notes, the enforcement of any provision of this Agreement, any amendments, waivers or consents in respect hereof or thereof, and any Event of Default.

Section 7.11 Representatives.

References to the Administrator or the Comptroller General of the United States include their subordinates, employees, agents and servants. The Administrator and the officers and directors of Borrower act hereunder in their official and not personal capacities.

Section 7.12 Counterparts.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts. All such counterparts shall be deemed to be originals and shall constitute but one and the same instrument.

Section 7.13 Severability.

If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected or impaired in any way thereby. A provision held to be unenforceable as applied to any party or circumstance remains applicable to other parties and circumstances.

Section 7.14 Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement shall in any event be effective without the written consent of the parties hereto.

Section 7.15 No Third Party Rights.

The parties hereby agree that this Agreement creates no third party rights against the United States or the Administrator solely by virtue of the obligations hereunder, or under any documents entered into or delivered in connection with this transaction, or the Notes and that no third party creditor or creditors of Borrower shall have any right against the Administrator relating to this Agreement, any document entered into or delivered in connection with this transaction or the Notes.

Section 7.16 Remedies Not Exclusive.

No remedy conferred herein or reserved to the Administrator is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first entered above.

ADMINISTRATOR:	FEDERAL RAILROAD ADMINISTRATOR

	By:	/s/ Joseph C. Szabo
	Name:	Joseph C. Szabo
	Title:	Administrator

BORROWER:	THE KANSAS CITY SOUTHERN RAILWAY COMPANY

	By:	/s/ Michael W. Cline
	Name:	Michael W. Cline
	Title:	VP-Finance & Treasurer

[Signature Page]